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Exhibit 10.35

SECURED REVOLVING PROMISSORY NOTE

    This SECURED REVOLVING PROMISSORY NOTE is entered into as of December 8, 2000, by and between MAXIM PHARMACEUTICALS, INC. ("Company"), a Delaware Corporation, at 8899 University Center Lane, Suite 400, San Diego, CA 92122 and LARRY G. STAMBAUGH ("Executive") at [***].

RECITALS

    Executive wishes to obtain credit from time to time from Company, and Company desires to extend credit to Executive. This Note sets forth the terms on which Company will advance credit to Executive, and Executive will repay the amounts owing to Company.

AGREEMENT

  1.
  DEFINITIONS

        1.1  Definitions.  As used in this Note, the following terms shall have the following definitions:

            "Advance" or "Advances" means payments made to Executive in accordance with this Note.

            "Maturity Date" means December 8, 2001.

            "Options" means options to purchase common stock of Maxim Pharmaceuticals, Inc. or any shares acquired thereunder.

            "Outstanding Balance" means the sum of all Advances less the sum of all repayments of Advances to date.

  2.
  LOAN AND TERMS OF PAYMENT

        2.1  Credit Extension.  Executive promises to pay to Company, in lawful money of the United States of America, the aggregate unpaid principal amount of all Advances made by Company to Executive hereunder. Executive shall also pay interest on the Outstanding Balance of such Advances at rates in accordance with the terms hereof.

        2.2  Advances.  Subject to and upon the terms and conditions of this Note, at any time from the date hereof through the Maturity Date of this Note, Company agrees to make advances to Executive in an aggregate amount up to, but not exceeding, $2,850,000.

        2.3  Interest.  Interest shall accrue from the date of the first Advance at the per annum rate equal to eight and one quarter percent (8.25%). Accrued interest will be due and payable on the Maturity Date of this Note.

        2.4  Payment.  Executive will pay Outstanding Balance plus all accrued unpaid interest by the Maturity Date. Executive will pay Company at Company's address shown above or at such other place as Company may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to any unpaid collection costs and late charges, and any remaining amount to principal.

        2.5  Prepayment.  Executive may pay all or a portion of the outstanding Advances earlier than due at any time without notice and without penalty.

  3.
  SECURITY.

        3.1  Grant of Security Interest.  To secure the payment on the Obligations under this Note, Executive hereby grants to Company a security interest in all Options, as more fully set forth in the Exhibit A hereto. Notwithstanding the granting by the Executive of the security interest as provided herein (a) Executive acknowledges his obligation to repay the Secured Revolving Promissory Note in accordance with its terms and provisions, and (b) Company shall have full recourse against Executive for all amounts due under this Secured Revolving Promissory Note. The Executive may elect to sell common stock underlying the Options if the value of the remaining Options equals or exceeds the obligations under this Note.

  4.
  DEFAULT

        4.1.  Events of Default.  Executive will be in default (a) five (5) days after written notice of failure by Executive to make any payment in connection with this Note within ten (10) days after due; or (b) immediately when a receiver is appointed for any part of Executive's property, Executive makes an assignment for the benefit of creditors, or any proceeding is commenced either by Executive or (unless dismissed within 60 days) against Executive under any bankruptcy or insolvency laws.

  5.
  COMPANY'S RIGHTS

        5.1  Rights and Remedies.  Upon default, Company may declare the entire unpaid principal balance on this Note and all accrued interest immediately due. In such event, subject to any limits under applicable law, Executive shall also pay Company's reasonable attorney's fees and legal expenses whether or not there is a lawsuit, including attorney's fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Executive also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Company and accepted by Company in the State of California. If there is a lawsuit, Executive agrees upon Company's request to submit to the jurisdiction of the courts of San Diego County, the State of California. This Note shall be governed by and construed in accordance with the laws of the State of California.

  6.
  GENERAL PROVISIONS

        6.1  Enforcement.  Company may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Executive and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor.

  7.
  NOTICES

        7.1  All notices required to be given hereunder shall be given in writing and shall be effective when actually delivered or three days after deposited in the mail, first class, postage prepaid, addressed to the party to whom the notice is to be given at the address shown above.

    IN WITNESS WHEREOF, the Undersigned has caused this Secured Revolving Promissory Note to be duly executed as of the day and year first above written.

EXECUTIVE
By:	/s/ LARRY G. STAMBAUGH Larry G. Stambaugh
MAXIM PHARMACEUTICALS, INC.
By:	/s/ DALE A. SANDER Dale A. Sander Chief Financial Officer

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SECURED REVOLVING PROMISSORY NOTE
RECITALS
AGREEMENT